Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of The Beauty Health Company’s (formerly known as Vesper Healthcare Acquisition Corp.) on Form S-8 of our report dated March 17, 2021, except for the effects of the restatement discussed in Note 2 and the 4th paragraph in Note 12, as to which the date is May 27, 2021, with respect to our audit of the financial statements of The Beauty Health Company (formerly known as Vesper Healthcare Acquisition Corp.) as of December 31, 2020 and for the period from July 8, 2020 (inception) through December 31, 2020, appearing in the Annual Report on Form 10-K/A of The Beauty Health Company (formerly known as Vesper Healthcare Acquisition Corp.). We were dismissed as auditors on July 9, 2021 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements appearing in such Prospectus for the periods after the date of our dismissal.

/s/ Marcum LLP

Marcum LLP

New York, New York

September 9, 2021